Exhibit 5

[LETTERHEAD OF BEACH, HEPBURN LLP]

December 17, 2007

Metallica Resources Inc.
c/o Metallica Management Inc.
12200 E. Briarwood Avenue
Suite 165
Centennial, CO 80112
U.S.A.

Dear Sirs / Mesdames:

Re:  Metallica Resources Inc. (the "Corporation")
        Form S-8 Registration Statement

We are the Ontario solicitors for the Corporation, and have acted on behalf of the Corporation in connection with the establishment of the Corporation’s Stock Option Plan (the "Plan"). The Plan provides for grants to service providers of the Corporation of options ("Options") to purchase common shares without par value of the Corporation ("Shares"). The Plan is the result of a consolidation of two previously existing stock option plans, one of which was approved by the shareholders of the Corporation on September 29, 1994, as amended by the directors July 21, 1995 (the "1994 Plan") and the other approved by the shareholders of the Corporation on June 24, 1997, as amended by the shareholders on June 3, 2003 (the "1996 Plan"). The 1994 Plan and 1996 Plan (collectively the "Precedent Plans") were amended in 2003 to increase the maximum number of Shares issuable under the Precedent Plans to 5,000,000, and again in 2006 (the "2006 Increase") to increase the maximum number of Shares issuable under the Plan after April 19, 2006 to 7,500,000 Shares. The 2006 Increase was approved by shareholders of the Corporation on May 23, 2006. The 2006 Increase resulted in an additional 4,319,166 Shares (the "Additional Option Shares") being made issuable under the Plan. The Additional Option Shares comprise a replenishment of 1,819,166 Option Shares issued prior to April 19, 2006 pursuant to the Plan, and an incremental increase of 2,500,000 Option Shares issuable pursuant to the Plan.

We understand that the Corporation will file with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Corporation is registering the issuance under the Securities Act of the Additional Option Shares, to be offered for sale by the Corporation from time to time pursuant to the exercise of Options which have been or may be granted under the Plan. This opinion is being rendered in connection with the filing of the Registration Statement.

We have examined the Certificate of Incorporation, as amended, and the By-laws of the Corporation, and the record of the Corporation’s corporate proceedings concerning the establishment and amendment of the Plan. We have assumed that the minute books of the Corporation contain all resolutions of the board of directors and shareholders of the Corporation and there have been no amendments to the constating documents, the By-laws of the Corporation or the Plan to those contained in such minute books. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.

This opinion is rendered solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We are qualified to practice law in the Province of Ontario and are not permitted to practice law in any other province of Canada or any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that upon issuance of the Additional Option Shares in accordance with the terms of the Plan, as applicable, including without limitation payment of the exercise price relating thereto, such Shares shall be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent (a) to all references to this firm in the Registration Statement; and (b) to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

This opinion is to be used solely for the purpose of the registration of the Additional Option Shares and may not be used for any other purpose.

Yours truly,
BEACH, HEPBURN LLP

/s/ Beach, Hepburn LLP